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
                     TOTAL CONTAINMENT, INC.
              CONDENSED CONSOLIDATED BALANCE SHEET
                            PROFORMA
                           (Unaudited)

                                                 Jan 31,          Dec. 31,
                                                  1998              1997
                                             (In thousands)    (In thousands)

            ASSETS
Current Assets:
     Cash and cash equivalents                $   4,352          $     612
     Accounts receivable, net                     7,961              7,887
     Inventories - Note 2                         8,311              7,306
     Other assets                                 5,378              5,391

           Total current assets                  26,002             21,196

Molds and tooling costs, net                        904                987
Property and equipment, net                       3,997              3,871
Patents, patent rights and licenses, net          4,266              4,293
Goodwill, net                                     5,366              5,379
Other assets                                      4,320              4,321

Total Assets                                  $  44,855          $  40,047
                                              =========          =========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
     Line of credit borrowings                    5,383          $   3,197
     Current portion of long-term debt            1,649                744
     Accounts payable and accrued expenses        7,911             10,039
     Warranty reserve                             5,919              6,088

           Total current liabilities             20,862             20,068

Long-term debt                                    2,259              2,305
Warranty reserve                                 11,234             11,234

           Total liabilities                     34,355             33,607
                                              =========          =========

Shareholders' Equity:
     Preferred stock - $0.01 par value;
       authorized 1,000 shares;
       400 shares issued and outstanding
     Common stock - $0.01 par value;
       authorized 20,000,000 shares;
       4,641,600 shares issued and outstanding      46                 46
     Capital in excess of par value             17,728             13,729
     Retained earnings                          (7,135)            (7,139)
     Equity adjustment from foreign
       currency translation                       (140)              (196)

           Total shareholders' equity           10,500              6,440

Total Liabilities & Shareholders' Equity      $ 44,855           $ 40,047
                                              ========           ========
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